Exhibit 99.2
CHF Solutions, Inc. Announces Closing of $12.42 Million Underwritten Public Offering and Full Exercise of Over-Allotment Option

Eden Prairie, Minn /GLOBE NEWSWIRE / March 12, 2019 / CHF Solutions, Inc. (NASDAQ:CHFS) today announced the closing of an underwritten public offering of units for gross proceeds of $12.42 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and offering expenses payable by CHF Solutions.

The offering comprised of (1) Class A Units, priced at a public offering price of $5.25 per unit, with each unit consisting of one share of common stock, a Series 1 warrant to purchase one share of common stock at an exercise price of $5.25 per share that expires on the fifth anniversary of the date of issuance and a Series 2 warrant to purchase one share of common stock at an exercise price of $5.25 per share that expires on the earlier of the eighteen-month anniversary of the date of issuance and the 30th trading day following public announcement by CHF Solutions of receipt from the U.S. Food and Drug Administration (FDA) of clearance or approval of a modification to the product label for the Aquadex FlexFlow® system to include pediatric patients, and (2) Class B Units, priced at a public offering price of $5.25 per unit, with each unit consisting of one share of Series G convertible preferred stock, convertible into one share of common stock, a Series 1 warrant to purchase one share of common stock with an exercise price of $5.25 per share and a Series 2 warrant to purchase one share of common stock with an exercise price of $5.25 per share.

The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price based anti-dilutive features. The preferred stock issued in the transaction includes a beneficial ownership blocker but has no dividend rights (except to the extent that dividends are also paid on the common stock) or liquidation preference, and, subject to limited exceptions, has no voting rights. The securities comprising the units are immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as sole book-running manager in connection with the offering.

A total of 455,178 shares of common stock, 1,910,536 shares of Series G convertible preferred stock, Series 1 warrants to purchase up to 2,365,714 shares of common stock and Series 2 warrants to purchase up to 2,365,714 shares of common stock were issued in the offering, including the full exercise of the over-allotment option.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-229102), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on March 7, 2019 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-230142), which became effective when filed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  A final prospectus relating to this offering was filed by CHF Solutions with the SEC.  Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About CHF Solutions
CHF Solutions, Inc. (Nasdaq:CHFS) is a medical device company focused on commercializing the Aquadex FlexFlow system for aquapheresis therapy.  The Aquadex FlexFlow system is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization.  All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies.  The company’s mission is to predict, measure, and control patient fluid balance through science, collaboration, and innovative medical technology.  CHF Solutions is a Delaware corporation headquartered in Minneapolis, Minnesota with wholly owned subsidiaries in Australia and Ireland.  The company has been listed on the Nasdaq Capital Market since February 2012.

Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities.  Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our ability to execute on our business strategy, the possibility that we may be unable to raise sufficient funds necessary for our anticipated operations, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. CHF Solutions does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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CONTACTS:

INVESTORS:
Claudia Napal Drayton
Chief Financial Officer
CHF Solutions, Inc.
952-345-4205
ir@chf-solutions.com

-or-
Bret Shapiro
Managing Partner
CORE IR
516-222-2560
brets@coreir.com
www.coreir.com

MEDIA
Jules Abraham
JQA Partners, Inc.
917-885-7378
jabraham@jqapartners.com